Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK OF REGIONAL HEALTH PROPERTIES, INC.

The following is a brief description of the material terms of the capital stock of Regional Health Properties, Inc., a Georgia corporation (the “Company,” “our,” “we” or “us”). This description does not purport to be complete and is subject in all respects to applicable Georgia law and to the provisions of the Amended and Restated Articles of Incorporation of the Company (the “Charter”) and the Amended and Restated Bylaws of the Company (as amended, the “Bylaws”).

General

Our Charter authorizes us to issue up to 60,000,000 shares of capital stock, consisting of (a) 55,000,000 shares of common stock, no par value per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, no par value per share.

Our Charter authorizes the Board of Directors of the Company (the “Board”) to issue from time to time up to 5,000,000 shares of preferred stock in one or more classes or series and, subject to the limitations prescribed by our Charter and the Georgia Business Corporation Code (the “GBCC”), with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Board without shareholder action. In addition, the Board may increase or decrease the number of shares contained in the series, but not below the number of shares then issued. There are two classes of preferred stock authorized and outstanding: the Company’s Series A Redeemable Preferred Shares (the “Series A Preferred Stock”) and the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”).

Common Stock

The following is a summary of the material terms and provisions of our Common Stock.

Authorized Capital Shares

Our authorized capital shares consist of 55,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. All outstanding shares of our Common Stock are validly issued, fully paid and nonassessable.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share of our Common Stock held of record on the applicable record date on all matters submitted to a vote of shareholders. Except for the election of directors, which is determined by a plurality vote of the votes cast by the shares entitled to vote in the election, or as otherwise may be provided by applicable law or the rules of the NYSE American LLC (the “NYSE American”), a corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of our Common Stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our Common Stock will share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights

Holders of our Common Stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

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Ownership and Transfer Restrictions

Our Common Stock is subject to the ownership and transfer restrictions included in Article IX of our Charter. See “—Ownership and Transfer Restrictions.”

Certain Provisions of Our Charter and Our Bylaws

Our Charter and our Bylaws contain provisions that could make more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. These provisions include the ownership and transfer restrictions related to our Common Stock (see “—Ownership and Transfer Restrictions”) as well as the following:

●	Shareholder Action Through Written Consent. Our Bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

●	Special Meetings. Our Bylaws provide that special meetings of shareholders may only be called by: (i) the Board in accordance with our Bylaws; (ii) the Chairman of the Board; (iii) our Chief Executive Officer; or (iv) the holders of 25% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

●	Removal of Directors. Our Charter and our Bylaws provide that directors may be removed from the Board only for cause and then only by the affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors. Our Charter and our Bylaws provide that, for purposes of removing a director, “cause” shall mean only: (i) conviction of a felony; (ii) declaration of unsound mind by an order of a court; (iii) gross dereliction of duty; (iv) commission of an action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to us.

●	Authorized But Unissued Stock. The authorized but unissued shares of our Common Stock and preferred stock is available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock may enable the Board to issue shares to persons friendly to management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management.

●	Advance Notice Requirements. Section 2.15 of our Bylaws sets forth the specific procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote, or to nominate a person for election to the Board, at a meeting of shareholders.

●	Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC, or the fair price statute, generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder unless: (i) the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or (ii) the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder. We have elected to be covered by the fair price statute.

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●	Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless: (i) the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder; (ii) the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or (iii) subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132). We have elected to be covered by the business combination statute.

Listing

The Common Stock is listed on the NYSE American under the trading symbol “RHE.”

Series A Preferred Stock

The following is a summary of the material terms and provisions of our Series A Preferred Stock.

Authorized Capital Shares

The Board has designated 559,263 shares of Series A Preferred Stock. All outstanding shares of our Series A Preferred Stock are validly issued, fully paid and nonassessable.

Maturity

The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon Change of Control”). Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them as described under “—Redemption” or we are required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or we otherwise acquire them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock ranks: (i) senior to our Common Stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up, which we refer to, for purposes of this section “—Series A Preferred Stock” only, as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series A Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up, which we refer to, for purposes of this section “—Series A Preferred Stock” only, as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to, for purposes of this section “—Series A Preferred Stock” only, as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Dividends

The holders of the Series A Preferred Stock are not entitled to receive dividends of any kind.

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Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $5.00 per share. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us. Under our Charter, we are not required to set aside funds to protect the liquidation preference of the Series A Preferred Stock.

Redemption

We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $5.00 per share, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

From and after the redemption date (unless we default in payment of the redemption price), such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price of $5.00 per share, without interest.

Special Redemption Upon Change of Control

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price of $5.00 per share, without interest. A “change of control” for purposes of the Series A Preferred Stock is deemed to occur when the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any acquisition described in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a national exchange.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $5.00 of liquidation preference.

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So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, for purposes of this section “—Series A Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock (although we would be required to redeem the Series A Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series A Preferred Stock, or the creation or issuance of any additional Common Stock, Series A Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series A Preferred Stock.

Conversion; Preemptive Rights

The Series A Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities. No holders of the Series A Preferred Stock, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Book Entry

The Series A Preferred Stock was issued in global form. The Depository Trust Company (“DTC”) or its nominee is the sole registered holder of the Series A Preferred Stock. Ownership of beneficial interests in the Series A Preferred Stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series A Preferred Stock in global form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Series A Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series A Preferred Stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Series A Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Charter.

None of us, the transfer agent, registrar or disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Series A Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment in respect of a global certificate representing the shares of the Series A Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series A Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series A Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

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Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Listing

The Series A Preferred Stock is listed on the NYSE American under the trading symbol “RHE-PA.”

Series B Preferred Stock

The following is a summary of the material terms and provisions of our Series B Preferred Stock.

Authorized Capital Shares

The Board has designated 2,811,535 shares of Series B Preferred Stock. All outstanding shares of our Series B Preferred Stock are validly issued, fully paid and nonassessable.

Maturity

The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, except following a change of control (as defined below under “—Special Redemption Upon Change of Control”) and as described under “—Cumulative Redemption.” Shares of the Series B Preferred Stock that are not required to be redeemed as described under “—Cumulative Redemption” will remain outstanding indefinitely unless we decide to redeem them as described under “—Redemption” or we are required to redeem them following a change of control as described under “—Special Redemption Upon Change of Control” or we otherwise acquire them. We are not required to set aside funds to redeem the Series B Preferred Stock.

Ranking

The Series B Preferred Stock ranks: (i) senior to our Common Stock, our Series A Preferred Stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which we refer to, for purposes of this section “—Series B Preferred Stock” only, as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event, which we refer to, for purposes of this section “—Series B Preferred Stock” only, as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon the occurrence of a liquidation event (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock), which we refer to, for purposes of this section “—Series B Preferred Stock” only, as “senior shares”; and (iv) junior to all our existing and future indebtedness.

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Dividends

Beginning on July 1, 2027, holders of the Series B Preferred Stock are entitled to receive, when, as and if approved by the Board, out of funds legally available for the payment of distributions and declared by us, cumulative dividends at the rate of 12.5% per annum (the “dividend rate”) of the liquidation preference of the Series B Preferred Stock in effect on the first calendar day of the applicable dividend period (subject to the sixth paragraph under this section “—Dividends”). The “liquidation preference” with respect to the Series B Preferred Stock means (i) from and including the original date of issuance of the Series B Preferred Stock (with respect to the Series B Preferred Stock, the “original date of issuance”) to, but excluding, the date that is 12 months after the original date of issuance, $10.00 per share of Series B Preferred Stock, (ii) from and including the date that is 12 months after the original date of issuance to, but excluding, the date that is 24 months after the original date of issuance, $12.00 per share of Series B Preferred Stock, (iii) from and including the date that is 24 months after the original date of issuance to, but excluding, the date that is 36 months after the original date of issuance, $13.50 per share of Series B Preferred Stock, (iv) from and including the date that is 36 months after the original date of issuance to, but excluding, the date that is 48 months after the original date of issuance, $15.50 per share of Series B Preferred Stock and (v) from and including the date that is 48 months after the original date of issuance, $25.00 per share of Series B Preferred Stock, plus, in the case of this clause (v) only, an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption of the Series B Preferred Stock or the date of final distribution to such holders, as applicable, without interest; provided, however, that the liquidation preference for the final shares will be $5.00 per final share.

Dividends will be paid in cash.

A “dividend period” with respect to the Series B Preferred Stock means the quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding dividend period; provided, however, that the initial dividend period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding dividend period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial dividend period.

Dividends are payable quarterly in equal amounts in arrears on the last calendar day of each dividend period (each, for purposes of this section “—Series B Preferred Stock” only, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends on the Series B Preferred Stock accrue and accumulate on each issued and outstanding share of the Series B Preferred Stock on a daily basis from July 1, 2027.

Any dividend payable on the shares of Series B Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than ten days and no more than 30 days preceding the dividend payment date (for purposes of this section “—Series B Preferred Stock” only, the “dividend record date”).

In the event that there are more than 200,000 shares of Series B Preferred Stock outstanding on the first calendar day of a dividend period and 200,000 or fewer shares of Series B Preferred Stock outstanding on the last calendar day of such dividend period, the dividends for such dividend period shall be calculated as the sum of (i) (A) the number of days during the dividend period during which there are more than 200,000 shares of Series B Preferred Stock outstanding divided by 90 multiplied by (B) the quarterly dividend rate multiplied by (C) the liquidation preference per share of Series B Preferred Stock on the first calendar day of such dividend period and (ii) (A) the number of days during the dividend period during which there are 200,000 or fewer shares of Series B Preferred Stock outstanding divided by 90 multiplied by (B) the quarterly dividend rate multiplied by (C) $5.00 per share of Series B Preferred Stock.

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We will not declare or pay or set apart for payment any dividend on the shares of Series B Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit us from doing so or provide that doing so would put is in breach of or default under any such agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Future contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

Notwithstanding the foregoing, however, dividends on the shares of Series B Preferred Stock accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board. Except as otherwise provided, accumulated and unpaid distributions on the shares of Series B Preferred Stock will not bear interest, and holders of the shares of Series B Preferred Stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends on the shares of Series B Preferred Stock will be credited to the previously accumulated and unpaid dividends on the shares of Series B Preferred Stock. We will credit any dividends paid on the shares of Series B Preferred Stock first to the earliest accumulated and unpaid dividend due.

Notwithstanding anything herein to the contrary, the payment of dividends on the Common Stock and preferred stock, including the Series B Preferred Stock, is at the discretion of the Board and depends on, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant. Our subsidiaries may not pay dividends or other distributions to us under certain agreements governing their indebtedness if they are in default or breach of such agreements. Accordingly, we do not guarantee that we will be able to make dividend payments on the preferred stock, including the Series B Preferred Stock, or what the actual dividends will be for any future period.

Except as provided in the next paragraph and subject to the paragraph following the next paragraph, (i) no distributions or dividends, in cash or otherwise, shall be declared or paid or set apart for payment upon shares of the Common Stock, junior shares or parity shares; and (ii) no shares of the Common Stock, junior shares or parity shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for junior shares or by redemption, purchase or acquisition of stock under any of our employee benefit plans), unless, on the most recently preceding dividend payment date on which dividends on the Series B Preferred Stock became payable, such dividends on the Series B Preferred Stock were paid in full in cash.

When dividends are not paid in full in cash (or a sum of cash sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and parity shares, all dividends declared upon the Series B Preferred Stock and parity shares will be declared and paid pro rata in cash or declared and a sum of cash sufficient for the payment thereof shall be set apart for payment pro rata, so that the amount of dividends declared per share of Series B Preferred Stock and such other parity shares will in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such other parity shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other parity shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

So long as any shares of Series B Preferred Stock remain outstanding, no cash or stock dividends will be paid or made to any holders of Common Stock, Series A Preferred Stock or any other class or series of junior shares we may designate, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock.

Failure to Make Dividend Payments

If we have committed a “dividend default” with respect to the Series B Preferred Stock by failing to pay dividends on the outstanding Series B Preferred Stock in full for any six consecutive or non-consecutive dividend periods, then commencing on the first day after the dividend payment date on which a dividend default occurs and continuing until we have paid all accumulated accrued and unpaid dividends on the shares of the Series B Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated accrued and unpaid dividends are paid in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment), the holders of the Series B Preferred Stock will have the voting rights described under “—Voting Rights.” Once we have paid all accumulated accrued and unpaid dividends in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for such payment), the foregoing provisions will not be applicable, unless we again fail to pay any dividend for any future dividend period.

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Failure to Obtain or Maintain a Listing on a National Exchange

If a “delisting event” with respect to the Series B Preferred Stock occurs because we fail for 360 or more consecutive days to obtain or maintain the listing of the Series B Preferred Stock on a national exchange, then: (i) the then-applicable liquidation preference per share of Series B Preferred Stock will increase by $0.50 per share of Series B Preferred Stock (except with respect to the final shares); and (ii) the holders of the Series B Preferred Stock will have the voting rights described under “—Voting Rights.” When the Series B Preferred Stock is listed (in the event of a failure to obtain a listing on a national exchange) or once again listed (in the event of a failure to maintain a listing on a national exchange) on a national exchange, the foregoing provisions will not be applicable, unless the Series B Preferred Stock is again no longer listed on a national exchange for 360 or more consecutive days.

Liquidation Preference

If we commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of us, or consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of us or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or make an assignment for the benefit of our creditors, or admit in writing our inability to pay our debts generally as they become due, or if a decree or order for relief in respect of us shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of us, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, we financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of our assets in one or more related transactions, in each case in a bankruptcy or similar state court proceeding (a “liquidation event”), then, before any distribution or payment shall be made to the holders of any Common Stock, Series A Preferred Stock or any other class or series of junior shares in the distribution of assets upon the occurrence of a liquidation event, the holders of Series B Preferred Stock are entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the then-applicable liquidation preference per share of Series B Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon the occurrence of a liquidation event, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distributions on all outstanding senior shares, the holders of the Series B Preferred Stock and all other such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For the avoidance of doubt, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange will not be deemed to constitute a liquidation event. Under our Charter, we are not required to set aside funds to protect the liquidation preference of the Series B Preferred Stock.

Redemption

We, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under this section “—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

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With respect to a redemption as described above, unless all accumulated accrued and unpaid dividends on all Series B Preferred Stock and all parity shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock or parity shares shall be redeemed unless all outstanding Series B Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock or parity shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and parity shares or (B) by conversion into or exchange for junior shares and parity shares.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series B Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of shares of Series B Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid dividends up to, but excluding, the redemption date, in cash without interest.

If, at the time of a redemption of any shares of Series B Preferred Stock, there are (i) 200,000 or fewer shares of Series B Preferred Stock outstanding, the liquidation preference for purposes of calculating the redemption price shall be equal to $5.00 per share of Series B Preferred Stock; or (ii) more than 200,000 shares of Series B Preferred Stock outstanding and such redemption includes any or all of the final shares, the liquidation preference for purposes of calculating the redemption price shall be equal to the weighted average liquidation preference. The “weighted average liquidation preference” means the number equal to (i) the sum of (A) the number of shares of Series B Preferred Stock being redeemed that do not constitute the final shares multiplied by the then-applicable liquidation preference per share of Series B Preferred Stock and (B) the number of shares of Series B Preferred Stock being redeemed that do constitute any or all of the final shares multiplied by $5.00 per share of Series B Preferred Stock, divided by (ii) the aggregate number of shares of Series B Preferred Stock being redeemed.

Special Redemption Upon Change of Control

If a “change of control” of us by a person, entity or group occurs, we (or the acquiring entity) will be required to redeem the Series B Preferred Stock, in whole but not in part, within 120 days after the date on which the change of control has occurred, for cash at a redemption price equal to the then-applicable liquidation preference per share of Series B Preferred Stock (subject to the last paragraph under “—Redemption”), plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the redemption date, without interest. A “change of control” for purposes of the Series B Preferred Stock is deemed to occur when the following has occurred: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Milestone Redemption

If, as of the date that is 18 months after the original date of issuance, we have failed to redeem, repurchase or otherwise acquire 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding), then within 30 days of such date, we shall pay to the holders of Series B Preferred Stock, on a pro rata basis in proportion to the number of shares of Series B Preferred Stock held by such holders, a dividend payable in shares of Common Stock equal to the penalty dividend percentage multiplied by 250,000 shares of Common Stock (the “penalty dividend”), rounded down to the nearest whole share of Common Stock. The “penalty dividend percentage” shall mean the percentage equal to (i) 100%, minus (ii) the percentage equal to (A) the aggregate number of shares of Series B Preferred Stock redeemed, repurchased or otherwise acquired by us as of the date that is 18 months after the original date of issuance, divided by (B) 1,000,000 shares of Series B Preferred Stock (or such smaller number of shares of Series B Preferred Stock as is then outstanding). For the avoidance of doubt, the payment of a penalty dividend shall not constitute a cumulative redemption default under “—Cumulative Redemption.”

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Cumulative Redemption

If, as of any cumulative redemption measurement date (as defined herein), we have failed to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount (as defined herein) (such a failure, a “cumulative redemption default”), then (i) commencing on the first day after such cumulative redemption measurement date and continuing until the date a correction event (as defined herein) with respect to such cumulative redemption default occurs, the holders of Series B Preferred Stock will have the director nomination rights described below under “—Director Nomination Rights”; and (ii) following any cumulative redemption default that has been cured by us, if we subsequently fail to redeem, repurchase or otherwise acquire the applicable cumulative redemption amount as of the applicable cumulative redemption measurement date, such subsequent failure shall constitute a separate cumulative redemption default, and the foregoing provisions of clause (i) of this sentence shall immediately apply until such time as a correction event occurs with respect to such subsequent cumulative redemption default. The “cumulative redemption amount” means, in the aggregate, (i) 800,000 shares of Series B Preferred Stock as of the date that is 12 months after the original date of issuance, (ii) 1,400,000 shares of Series B Preferred Stock as of the date that is 24 months after the original date of issuance, (iii) 1,800,000 shares of Series B Preferred Stock as of the date that is 36 months after the original date of issuance and (iv) 2,100,000 shares of Series B Preferred Stock as of the date that is 48 months after the original date of issuance (or, in each case, such smaller number of shares of Series B Preferred Stock as is then outstanding and with each such number of shares of Series B Preferred Stock being cumulative of the number of shares of Series B Preferred Stock redeemed in previous months). The “cumulative redemption measurement date” means, with respect to any cumulative redemption amount, the date that is 90 days prior to the applicable cumulative redemption deadline (as defined herein). The “cumulative redemption deadline” means, with respect to any cumulative redemption amount, the date that is 12 months, 24 months, 36 months or 48 months, as applicable, after the original date of issuance.

Voting Rights

Holders of the Series B Preferred Stock do not have any voting rights, except as set forth below in this “—Voting Rights” section or under “—Director Nomination Rights” or as otherwise required by law.

When a dividend default has occurred, subject to the provisions under this section “—Voting Rights,” the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such two directors (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of our shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such dividend default (the “dividend penalty right”). On the date a correction event with respect to a dividend default occurs, the right of holders of the Series B Preferred Stock to elect any directors pursuant to the dividend penalty right will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series B Preferred Stock pursuant to the dividend penalty right shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under the dividend penalty right exceed two.

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When a delisting event has occurred, subject to the provisions under this section “—Voting Rights,” the number of directors constituting the Board will be automatically increased by one (if not already increased by one by reason of the election of directors by the holders of any other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such director), and the holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director) will be entitled to vote for the election of such additional director at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director (unless the request is received less than 60 days before the date fixed for the next annual or special meeting of our shareholders, in which case such vote will be held at the earlier of the second annual or special meeting of our shareholders after such date), and at each subsequent annual meeting until a correction event has occurred with respect to such delisting event (the “delisting penalty right”). On the date a correction event with respect to a delisting event occurs, the right of holders of the Series B Preferred Stock to elect any director pursuant to the delisting penalty right will cease and, unless there are other classes or series of our stock upon which similar voting rights have been conferred and are exercisable, the term of any director elected by holders of the Series B Preferred Stock pursuant to the delisting penalty right shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under (i) the delisting penalty right exceed one or (ii) the dividend penalty right and the delisting penalty right exceed two. If (A) a delisting event occurs while a previous dividend default remains uncured and (B) two directors are already serving on the Board pursuant to the dividend penalty right in accordance with the preceding paragraph, then no additional director may be elected pursuant to the delisting penalty right under this paragraph. If a dividend default occurs while a previous delisting event remains uncured, then, upon the election of two directors pursuant to the dividend penalty right in accordance with the preceding paragraph, the term of the director then serving on the Board pursuant to the delisting penalty right, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

A “correction event” with respect to the Series B Preferred Stock means: (i) with respect to any delisting event, the listing of the Series B Preferred Stock for trading on a national exchange; (ii) with respect to any dividend default, such time as we have paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full in cash (or declared such dividends and a sum of cash sufficient for the payment thereof is set apart for payment); and (iii) with respect to any cumulative redemption default, such time as we have redeemed, repurchased or otherwise acquired the applicable cumulative redemption amount.

In no event will the holders of Series B Preferred Stock be entitled pursuant to these voting rights to submit and have elected a director nominee (i) whose election as a director would violate or cause us to be in violation of our Charter, our Bylaws, our Code of Business Conduct and Ethics, our requirements with regard to director qualifications and policies and guidelines applicable to directors, any national exchange on which any class or series of our stock is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a director nominee submitted pursuant to these voting rights would violate or cause us to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii) above, or if a director nominee meets clauses (iii) or (iv) above, we will promptly notify in writing such director nominee, and the holders of Series B Preferred Stock (voting together as a class with all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such director) will be entitled to submit a substitute director nominee within 30 days of such notice.

If a special meeting is not called by us within 75 days after request from the requisite holders of Series B Preferred Stock (or holders of other series or classes of stock we may issue upon which similar voting rights have been conferred and are exercisable) as described above, then the holders of record of at least 25% of the outstanding Series B Preferred Stock may designate a holder to call the meeting at our expense, and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of our shareholders and shall be held at the place designated by the holder calling such meeting.

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If, at any time when the voting rights conferred upon the Series B Preferred Stock pursuant to the dividend penalty right or the delisting penalty right are exercisable, any vacancy in the office of a director elected or appointed pursuant to the dividend penalty right or the delisting penalty right shall occur, then such vacancy may be filled only by the remaining such director(s) or by vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right. Any director elected or appointed pursuant to the dividend penalty right or the delisting penalty right may be removed only by the affirmative vote of holders of the outstanding Series B Preferred Stock and any other classes or series of stock upon which similar voting rights have been conferred and are exercisable and which classes or series of stock are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to the dividend penalty right or the delisting penalty right, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Stock and any such other classes or series of stock, and may not be removed by the holders of the Common Stock.

So long as any shares of Series B Preferred Stock remain outstanding, no more than seven directors not elected or appointed pursuant to the dividend penalty right, the delisting penalty right or the preceding paragraph may be elected or appointed.

On each matter on which holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote per share.

So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock): (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior shares or reclassify any of our authorized stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (each, for purposes of this section “—Series B Preferred Stock” only, an “event”); provided, however, with respect to the occurrence of any event set forth in clause (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an event, we may not be the surviving entity (whether or not such event would constitute a change of control), the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock (although we would be required to redeem the Series B Preferred Stock if such event constitutes a change of control) and, provided further, that any increase in the amount of the authorized Common Stock or other stock we may issue, including the Series B Preferred Stock, or the creation or issuance of any additional Common Stock, Series B Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series B Preferred Stock. Notwithstanding the foregoing, (A) if any event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock we may issue upon which similar voting rights have been conferred and are exercisable (including the Series B Preferred Stock for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of preferred stock are not equally affected by the proposed event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

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Director Nomination Rights

If a cumulative redemption default has occurred and continuing until the date a correction event with respect to such cumulative redemption default occurs, subject to the provisions under this section “—Director Nomination Rights,” we shall include in our proxy statement (including our form of proxy and ballot) for the next annual meeting of shareholders (or, if such default occurs less than 60 days before the date fixed for the next annual meeting, the second annual meeting after such occurrence), the name of any nominee for election to the Board submitted pursuant to these director nomination rights (each a “preferred nominee”), provided: (i) timely written notice of such preferred nominee (“notice”) is given to us by or on behalf of a holder or holders of Series B Preferred Stock that, at the time the notice is given, satisfy the applicable ownership and other requirements (the “eligible preferred holder”); (ii) the eligible preferred holder expressly elects in writing at the time of providing the notice to have its preferred nominee included in our proxy statement pursuant to these director nomination rights; and (iii) the eligible preferred holder and the preferred nominee otherwise satisfy the applicable requirements.

The notice shall be directed to the attention of our Secretary. To be timely, the notice shall be delivered to or mailed and received at our principal executive office not less than 60 nor more than 200 days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the notice.

In no event shall an eligible preferred holder be entitled pursuant to these director nomination rights to submit and have elected a preferred nominee (i) whose election as a director would violate or cause us to be in violation of our Charter, our Bylaws, our Code of Business Conduct and Ethics, our requirements with regard to director qualifications and policies and guidelines applicable to directors, any national exchange on which any class or series of our stock is listed or quoted or any applicable state or federal law, rule or regulation; (ii) that would cause us to fail to satisfy a requirement relating to director independence of any national exchange on which any class or series of our stock is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the election of a preferred nominee submitted by an eligible preferred holder would violate or cause us to be in violation of, or to fail to satisfy, any of the foregoing in clauses (i) or (ii) above, or if a preferred nominee meets clauses (iii) or (iv) above, we will promptly notify in writing such eligible preferred holder, and such eligible preferred holder will be entitled to submit a substitute preferred nominee within the same time period for the giving of the notice in the preceding paragraph.

An eligible preferred holder must beneficially own a number of shares of Series B Preferred Stock that represents 10% or more of the outstanding shares of Series B Preferred Stock as of both the date the notice is delivered to or received by us and the record date for determining holders entitled to vote at the meeting. In the event there is more than one eligible preferred holder for any annual meeting, each eligible preferred holder may submit a preferred nominee for inclusion in our proxy statement.

If a correction event with respect to a cumulative redemption default has not occurred at or prior to the commencement of the applicable annual meeting, then one director shall be elected out of the preferred nominee(s) by a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting. The election of such director (the “elected preferred nominee”) will be effective as of the first business day following the applicable cumulative redemption deadline (the “election effective time”). At the election effective time, the number of directors constituting the Board shall be automatically increased by one to accommodate such election.

If a correction event with respect to a cumulative redemption default occurs at or prior to the election effective time, then, as applicable, either (i) prior to a vote being held on the election of a director out of the preferred nominee(s) at the annual meeting, all preferred nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the preferred nominee(s) at the annual meeting, (a) such vote will be deemed void, (b) the preferred nominee who received a plurality of the votes cast by the shares of Series B Preferred Stock at the annual meeting shall not be deemed to have been elected as a director and (c) the number of directors constituting the Board shall remain unchanged.

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On the date a correction event with respect to a cumulative redemption default occurs, the rights of eligible preferred holders to submit preferred nominees and have an elected preferred nominee elected out of such preferred nominee(s) pursuant to such default will cease, and the term of the elected preferred nominee then serving on the Board pursuant to such default, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

If (i) a subsequent cumulative redemption default occurs while a previous cumulative redemption default remains uncured and (ii) the elected preferred nominee is already serving on the Board pursuant to a previous cumulative redemption default, then (a) eligible preferred holders may not submit preferred nominees for inclusion in our proxy statement and (b) no additional elected preferred nominee may be elected. For the avoidance of doubt, only one elected preferred nominee elected pursuant to these director nomination rights may serve on the Board at any time.

If a dividend default occurs while a previous cumulative redemption default remains uncured, then, upon the election of two directors pursuant to the dividend penalty right, the term of the elected preferred nominee then serving on the Board pursuant to such cumulative redemption default, if any, shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly.

Conversion; Preemptive Rights

The Series B Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any of our other property or securities. No holders of the Series B Preferred Stock, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Book Entry

The Series B Preferred Stock was issued in global form. DTC or its nominee is the sole registered holder of the Series B Preferred Stock. Ownership of beneficial interests in the Series B Preferred Stock in global form is limited to DTC participants or persons who hold interests through such participants. Ownership of beneficial interests in the Series B Preferred Stock in global form is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Series B Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series B Preferred Stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the Series B Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Charter.

Payments of dividends on the global certificate representing the shares of the Series B Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Series B Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Series B Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series B Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series B Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

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We understand that DTC is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Ownership and Transfer Restrictions

Although the Company is not a real estate investment trust (“REIT”), our Charter contains ownership and transfer restrictions relating to our Common Stock that are intended to better position the Company to comply with certain U.S. federal income tax rules applicable to REITs in the event the Company makes such election in the future. These ownership and transfer restrictions could have the effect of delaying, deferring or preventing a transaction or change of control of the Company that might involve a premium price for our stock or otherwise be in the best interests of its shareholders. All certificates representing shares of our Common Stock will bear a legend describing or referring to such ownership and transfer restrictions.

Our Charter provides that, subject to the exceptions, waivers and the constructive ownership rules described in our Charter, no person may beneficially own, or be deemed to constructively own by virtue of the ownership attribution provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in excess of 9.9% (by value or number of shares, whichever is more restrictive) of an outstanding class or series of Common Stock (the “Common Stock Ownership Limit”).

Our Charter further prohibits (along with the Common Stock Ownership Limit, the “ownership and transfer restrictions”):

●	any person from beneficially or constructively owning shares of Common Stock of any class or series (“Equity Shares”) to the extent that such ownership would cause the Company to fail to qualify as a REIT by reason of being “closely held” under the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

●	any person from beneficially or constructively owning Equity Shares that would cause the Company to otherwise fail to qualify as a REIT (including beneficial or constructive ownership that would result in the Company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

●	any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in the Company failing to be “domestically controlled” within the meaning of Section 897(h)(4)(B) of the Code; and

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●	any person from beneficially owning Equity Shares to the extent such beneficial ownership of Equity Shares would result in the Company being “predominantly held” (within the meaning of Section 856(h)(3)(D)(iii) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

Furthermore, any transfer, acquisition or other event or transaction that would result in Equity Shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) will be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

Our Charter defines beneficial ownership as ownership of Equity Shares by a “person” (as defined therein), whether the interest in the Equity Shares is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. Our Charter defines “person” to include a “group,” as defined under Section 13(d)(3) of the Exchange Act.

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding shares of the Common Stock (including through the acquisition of an interest in an entity that owns, actually or constructively, shares of any class or series of the Common Stock) by an individual or entity could, through constructive ownership, nevertheless cause a violation of the ownership and transfer restrictions.

The foregoing ownership and transfer restrictions, including the Common Stock Ownership Limit, will not apply if the Board determines in its sole and absolute discretion, each of the following: (i) that it is not in the best interests of the Company to attempt to qualify as, or to continue to qualify as, a REIT; and (ii) that compliance with all or any of the restrictions and limitations on beneficial ownership, constructive ownership, acquisitions or transfers of Equity Shares set forth in our Charter is no longer otherwise advisable for the Company.

Notice of Restricted Transfer

Any person who acquires, or attempts to acquire, beneficial or constructive ownership of Equity Shares that will, or may, violate the ownership and transfer restrictions, and any person beneficially owns or constructively owns shares-in-trust as a transferee of Equity Shares resulting in a conversion to share-in-trust (as discussed below), must immediately give written notice to the Company (or, in the event of a proposed or attempted transfer, acquisition or purported change in beneficial or constructive ownership, give at least 15 days’ prior written notice), and promptly provide to the Company such other information as the Company may request.

Waivers by the Board of Directors; Increase in Common Stock Ownership Limit

Upon notice of an acquisition or transfer, or a proposed acquisition or transfer, that results or would result in the intended transferee having beneficial or constructive ownership of Equity Shares in excess of the Common Stock Ownership Limit, or would otherwise result in a violation of the any of the other ownership and transfer restrictions, the Board may, prospectively or retroactively, create a different limit on ownership for such transferee (an “excepted holder limit”), or otherwise waive such violation, in each case upon such conditions as the Board may determine, in its sole and absolute discretion.

In addition, the Board may, from time to time, increase the Common Stock Ownership Limit for one or more persons, or decrease the Common Stock Ownership Limit for one or more persons. A decrease in the Common Stock Ownership Limit will not be effective for any person whose ownership of Equity Shares is in excess of the applicable decreased Common Stock Ownership Limit until such time as such person’s ownership equals or falls below the applicable decreased Common Stock Ownership Limit. Until such time, however, any further acquisition of Equity Shares will violate the Common Stock Ownership Limit.

Notwithstanding the foregoing, unless and until the Board determines that it is not in the best interests of the Company to attempt to qualify as, or to continue to qualify as, a REIT (and assuming the Board has not determined thereafter that it is in the best interests of the Company to attempt to qualify as, or to continue to qualify as a, a REIT), the Common Stock Ownership Limit for a class or series of Equity Shares may not be increased, and no additional excepted holder limits may be created, and no other waivers of ownership and transfer restrictions may be granted, if the Board determines in its sole and absolute discretion that, after giving effect to such increase, creation or waiver, the Company would be “closely held” within the meaning of the Code or such increase, creation or waiver would otherwise cause the Company to fail to qualify as a REIT.

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Shares-in-Trust

Our Charter provides that, if there is any purported transfer or acquisition of Equity Shares or other event or transaction that, if effective, would result in any person beneficially or constructively owning Equity Shares in violation of any of the ownership and transfer restrictions, then the number of Equity Shares causing the violation (rounded up to the nearest whole share) will be automatically converted into an equal number of “Shares-In-Trust” and will be deemed to have been transferred to a trust for the exclusive benefit of a designated charitable beneficiary. The automatic conversion will be effective as of the close of business on the business day prior to the date of the purported transfer, acquisition or other event or transaction that requires the conversion to Shares-in-Trust. The person that would have owned the shares if they had not been converted and transferred to the trust is referred to herein as the “purported transferee.” The purported transferee shall have no rights in Shares-in-Trust, except as specifically provided in our Charter. If, for any reason, the conversion into Shares-in-Trust as described in our Charter is not automatically effective to prevent violation of the ownership and transfer restrictions, then such transfer, acquisition or other event or transaction giving rise to the Shares-in-Trust will be void ab initio, and the purported transferee will acquire no rights in such Equity Shares.

Rights of Shares-in-Trust

Notwithstanding any other provisions of our Charter, Shares-in-Trust shall have only such rights as set forth in our Charter. Specifically, Shares-in-Trust are entitled to the same rights and privileges with respect to dividends as all other Equity Shares of the same class or series. The trustee will receive all dividends on the Shares-in-Trust and will hold such dividends in trust for the benefit of the charitable beneficiary. Any dividend with a record date on or after the date that Equity Shares have converted to Shares-in-Trust which is paid on such Equity Shares to the purported transferee must be repaid to the trust, and any dividend declared on such Equity Shares but unpaid must be paid to the trust, in each case for the benefit of the chartable beneficiary. The Company shall take all measures that it determines are reasonably necessary to recover the amount of any dividend paid to the purported transferee, including, if necessary, withholding any portion of future dividends payable on Equity Shares beneficially or constructively owned by the purported transferee and paying such dividends over to the trust for the benefit of the charitable beneficiary.

Shares-in-Trust shall not have any voting rights. Until the Company has received notification that the Equity Shares have been converted into Shares-in-Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Transferability of Shares-in-Trust

Except as set forth in our Charter, Shares-in-Trust are not transferable.

All Shares-in-Trust are deemed to be offered for sale to the Company, or its designee, at a price per share equal to the lesser of: (i) the price per share in the purported transaction that results in such Shares-in-Trust or, in the case of a gift or devise, the market price (as defined in our Charter) at the time of such gift or devise; and (ii) the market price on the date the Company, or its designee, accepts such offer. The Company has the right to accept such offer for a period of 20 days after the later of the: (i) the date of the purported transaction that results in the Shares-in-Trust, as set forth in a notice received by the Company pursuant to the notice requirements in our Charter; or (ii) if no such notice is received by the Company, the date the Company determines in good faith that a purported transfer, acquisition or other event or transaction occurred which resulted in the Shares-in-Trust. The Company may reduce the amount payable in connection with the purchase of Shares-in-Trust by the amount of any dividends that have been paid to the purported transferee and are owed by the purported transferee to the trustee. The Company may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If the Company does not purchase the Shares-in-Trust, then the trustee shall: (i) sell that number of Equity Shares represented by such Shares-in-Trust to a permitted transferee who could acquire and own the shares without such acquisition or ownership resulting in another automatic conversion of such Equity Shares into Shares-in-Trust; (ii) cause to be recorded on the books of the Company that the permitted transferee is the holder of record of such number of Equity Shares; and (iii) cause the Shares-in-Trust to be canceled.

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Upon a sale by the trustee of Shares-in-Trust, the purported transferee shall receive from the trustee a price per share equal to the lesser of: (i) the price per share in the purported transaction that created the Shares-in-Trust or, in the case of a gift or devise, the market price per share on the date of such transfer; and (ii) the price per share received by the trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to the purported transferee within five business days of the closing of the sale transaction.

Any amounts received by the trustee in excess of the amounts paid to the purported transferee must be paid to the charitable beneficiary.

Trustee

The trustee will be designated by the Company and must be unaffiliated with the Company, any purported transferee and any purported holder of Equity Shares that converted into Shares-in-Trust.

Remedies for Breach

If the Board determines in good faith that a purported transfer, acquisition or other event or transaction has taken place in violation of the ownership and transfer restrictions, or that a person intends to or has attempted to acquire ownership in violation of such restrictions, then the Board shall take such action as it deems advisable to refuse to give effect to, or to prevent, such transfer, acquisition or other event or transaction from occurring or otherwise becoming effective, including causing the Company to repurchase Equity Shares, refusing to give effect to the transaction on the Company’s books or instituting proceedings to enjoin the transfer.

Disclosure of Ownership by Our Shareholders

Every beneficial or constructive owner of more than 5% (or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board) of the outstanding Equity Shares of any class or series shall annually, and no later than 30 days after the end of each taxable year, give written notice to the Company of certain information as required in our Charter. Each such owner shall promptly provide to the Company such additional information as the Company may request to determine the effect, if any, of such ownership on the Company’s qualification or status as a REIT, as applicable, and to ensure compliance with the ownership and transfer restrictions. In addition, each beneficial or constructive owner of Equity Shares and each person (including the shareholder of record) who is holding Equity Shares for a beneficial or constructive owner promptly shall provide to the Company such information as it may request to determine the Company’s qualification or status as a REIT (as applicable) to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the ownership and transfer restrictions.

Transfer Agent

The transfer agent and registrar for our Common Stock, our Series A Preferred Stock and our Series B Preferred Stock is Continental Stock Transfer & Trust Company.

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